Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form 10-K of First Choice Healthcare Solutions, Inc. of our Report of Independent Registered Public Accounting Firm, dated March 11, 2026, on the consolidated balance sheet of First Choice Healthcare Solutions, Inc. as of December 31, 2025 and 2024, and the related consolidated statements of operations, consolidated statement of stockholders’ deficit and consolidated statement of cash flows for the years then ended.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

March 11, 2026

9555 S. Eastern Avenue, Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com